                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 2003

To Fellow Shareholders of CMS Energy Corporation:

The annual meeting of shareholders of CMS Energy Corporation will be held on Friday, the 23rd day of May 2003, at 10:30 A.M., Eastern Daylight Saving Time, at the Potter Center, 2111 Emmons Road, Jackson, Michigan 49201. The purposes of the meeting are:

    (1) Electing a Board of Directors, and

    (2) Transacting such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1. The proxy holders will use their discretion on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2002, including the Form 10-K with our financial statements, has been furnished to you.

All shareholders are invited to attend the annual meeting. If you were a shareholder of record at the close of business on March 28, 2003, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize costs by promptly voting via telephone or the Internet.

                                         Michael D. VanHemert
                                         Corporate Secretary

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201

April 22, 2003

                                PROXY STATEMENT
                            ------------------------
                                  INTRODUCTION

The Board of Directors solicits your proxy for the annual meeting. Your shares will be voted as you request if your proxy voting instructions are received prior to the meeting. You may revoke your proxy at any time before it is voted at the annual meeting.

As of December 31, 2002, CMS Energy Corporation's ("CMS" or the "Corporation") outstanding Common Stock ($.01 par value) consisted of a total of 144,088,339 shares. Each outstanding share is entitled to one vote on all matters that come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

CMS has received a copy of a Schedule 13G filed with the Securities and Exchange Commission (SEC) by Lord, Abbett & Co., 90 Hudson Street, Jersey City, New Jersey 07302. This schedule indicates that holdings of 10,305,255 shares, representing 7.2% of the outstanding shares of CMS Common Stock, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. CMS has also received a copy of a Schedule 13G filed with the SEC by Franklin Resources, Inc., One Franklin Parkway, San Mateo, California 94403. This schedule indicates that holdings of 8,559,624 shares, representing 5.9% of the outstanding shares of CMS Common Stock, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of management, no other person or entity currently owns beneficially more than 5% of any class of CMS' outstanding voting securities.

The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against" votes but are counted in the determination of a quorum.

                             ELECTION OF DIRECTORS

The nominees for directors of CMS and Consumers Energy Company ("Consumers") will hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder withholds authority to vote for the election of directors as provided in the proxy, the returned proxy will be voted for the listed nominees. The Board of Directors has no reason to believe that the persons named will not be available but in the event any nominee is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. All of the nominees are presently serving as directors. Due to the decision of a current director not to stand for re-election, at the end of his term immediately preceding the annual meeting, the number of directors constituting the full Board of Directors will be reduced from 13 to 12.

JAMES J. DUDERSTADT, 60, has been President Emeritus and University Professor of Science and Engineering at the University of Michigan, Ann Arbor, Michigan, since 1996. He served as the President of the University of Michigan from 1988 to 1996. He is a director of Unisys Corporation, chairs the Nuclear Energy Research Advisory Committee of the Department of Energy, and conducts numerous studies for the National Academy of Sciences. He has been a director of CMS and of Consumers since 1993.

KATHLEEN R. FLAHERTY, 51, served from 1999 to 2001 as President and Chief Operating Officer of WinStar International. Previously, she served from 1998 to 1999 as President and Chief Operating Officer of WinStar Communications, Europe, from 1997 to 1998 as Senior Vice President, Product Architecture for MCI Communications Corporation, and from 1995 to 1997 as National Business Marketing Director for British Telecom. She has been a director of CMS and of Consumers since 1995.

EARL D. HOLTON, 69, has served since 1999 as Vice Chairman of Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise centers. He is also Chairman of the Board of Steelcase, Inc. Previously, he served from 1980 to 1999 as President of Meijer, Inc. He is a director of Meijer, Inc. and Steelcase, Inc. He has been a director of CMS and of Consumers since 1989.

DAVID W. JOOS, 50, has served since 2001 as President and Chief Operating Officer of CMS and Consumers. Previously, he served from 2000 to 2001 as Executive Vice President and Chief Operating Officer -- Electric of CMS and from 1997 to 2000 as President and Chief Executive Officer -- Electric of Consumers. He is a director of Steelcase, Inc., Nuclear Management Co., the Michigan Colleges Foundation, Michigan Economic Development Corporation, and is a director and Vice Chairman of the Michigan Manufacturers Association. He has been a director of CMS and of Consumers since 2001.

MICHAEL T. MONAHAN, 64, has served since 1999 as President of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan based consulting firm. Previously, he was Chairman of Munder Capital Management, an investment management company, from October 1999 to December 2000 and Chairman and Chief Executive Officer of Munder from October 1999 until January 2000. Prior to that, he was President and a director of Comerica Bank from 1992 to 1999 and President and a director of Comerica Inc., from 1993 to 1999. He is a director of The Munder Funds, Inc., Chairman of the Board of Guilford Mills, Inc., a member of the board of trustees of Henry Ford Health Systems, Inc., and a member of the board of trustees of the Community Foundation for Southeastern Michigan. He has been a director of CMS and Consumers since December 2002.

JOSEPH F. PAQUETTE, JR., 68, served from 1988 to 1995 as Chairman of the Board and Chief Executive Officer and from 1995 until his retirement in 1997 as Chairman of the Board of PECO Energy, formerly the Philadelphia Electric Company, a major supplier of electric and gas energy. He is a director of USEC, Inc., AAA Mid-Atlantic, Inc., the Mid-Atlantic Insurance Company, and Mercy Health Systems. He has been a director of CMS and Consumers since December 2002. He had previously served as a director of CMS and Consumers and as President of CMS from 1987 to 1988.

WILLIAM U. PARFET, 56, has served since 1999 as Chairman and Chief Executive Officer of MPI Research, Inc., Mattawan, Michigan, a contract research laboratory conducting risk assessment toxicology studies. Previously, he served from 1995 to 1999 as Co-Chairman of MPI Research. He is a director of Pharmacia Corporation, Stryker Corporation, PAREXEL International Corporation, and Monsanto Company. He is also a commissioner of the Michigan Department of Natural Resources. He has been a director of CMS and of Consumers since 1991.

PERCY A. PIERRE, 64, has served since 1990 as Professor of Electrical Engineering, Michigan State University, East Lansing, Michigan. He also served as Vice President for Research and Graduate Studies at Michigan State University from 1990 to 1995. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is also a former President of Prairie View A&M University. He is a director of Fifth Third Bank (Western Michigan) and the Whitman Education Group. He also serves as a member of the Boards of Trustees for the University of Notre Dame and Hampshire College. He has been a director of CMS and of Consumers since 1990.

S. KINNIE SMITH, JR., 72, has served as Vice Chairman and General Counsel of CMS since June 2002. Previously, he served as Senior Counsel for the law firm Skadden, Arps, Slate, Meagher & Flom from 1996 to 2002. He has been a director of CMS and Consumers since August 2002. He had held the positions of Vice Chairman and President of CMS and Vice Chairman of Consumers and served as a director of CMS and Consumers from 1987 to 1996. In May and June of 2002, he served as Vice Chairman and as a director of Trans-Elect, Inc.

KENNETH L. WAY, 63, served from 1988 through 2002 as Chairman of the Board of Lear Corporation, a Southfield, Michigan based supplier of automotive interior systems to the automotive industry. In addition, he served from 1988 to 2000 as Chief Executive Officer of Lear Corporation. He is a director of Comerica, Inc. and WESCO International, Inc. He also serves as a member of the Boards of Trustees for Kettering University and the Henry Ford Health Systems. He has been a director of CMS and of Consumers since 1998.

KENNETH WHIPPLE, 68, has served since May of 2002 as Chairman of the Board and Chief Executive Officer of CMS and Consumers. Previously, he served from 1988 until his retirement in 1999 as Executive Vice President of Ford Motor Company, Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial Services Group. In addition, he served from 1997 to 1998 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He had previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. He is a director of AB Volvo and a trustee of 13 J.P.Morgan Chase mutual funds. He has been a director of CMS and of Consumers since 1993.

JOHN B. YASINSKY, 63, served from 1999 until his retirement in 2000 as Chairman of the Board and Chief Executive Officer and continued as Chairman until February 2001 of OMNOVA Solutions Inc., Fairlawn, Ohio, a developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. Previously, he served from 1995 to 1999 as Chairman, Chief Executive Officer and President of GenCorp. He is a director of A. Schulman, Inc. He has been a director of CMS and of Consumers since 1994.

         YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

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                         MANAGEMENT SECURITY OWNERSHIP

The following chart shows the ownership of CMS Common Stock by the directors and executive officers:

                                                  Shares
                  Name                      Beneficially Owned*
                  ----                      -------------------
James J. Duderstadt.....................             6,934
Kathleen R. Flaherty....................             7,654
Earl D. Holton..........................            24,081
David W. Joos...........................           112,388
Michael T. Monahan......................                 0
Joseph F. Paquette, Jr..................             4,300
William U. Parfet.......................            14,950
Percy A. Pierre.........................             7,365
S. Kinnie Smith, Jr.....................            90,557
Kenneth L. Way..........................            23,762
Kenneth Whipple.........................            67,323
John B. Yasinsky........................            15,635
John M. Deutch..........................            11,350
William J. Haener.......................            79,641
Christopher A. Helms....................            16,170
David A. Mikelonis......................            32,041
William T. McCormick, Jr................           217,304
Alan M. Wright..........................            21,435
Bradley W. Fischer......................            24,543
All Directors and Executive Officers....         1,057,058

* All shares shown above are as of December 31, 2002. In addition to the shares shown above, Mr. Joos, Mr. Haener, Mr. Helms, Mr. Mikelonis, Mr. McCormick, Mr. Wright, Mr. Fischer, and all other executive officers own options to acquire 373,000; 234,500; 73,500; 78,000; 677,000; 161,000; 87,000; and 825,640 shares, respectively. Mr. Whipple does not own any options to acquire CMS Common Stock. All options identified in this footnote are as of December 31, 2002.

Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employee Savings Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, the Directors' Deferred Compensation Plan and employment agreements. Mr. Duderstadt, Ms. Flaherty, Mr. Holton, Mr. Parfet, Mr. Pierre, Mr. Smith, Mr. Way, Mr. Whipple, Mr. Yasinsky and Mr. Deutch each own 10 shares of Preferred Stock of Consumers. The directors and executive officers together own less than 1% of the outstanding shares of CMS.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require CMS directors and executive officers, and persons who own more than 10% of CMS Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of CMS. To CMS' knowledge, during the year ended December 31, 2002, CMS' officers and directors made all required Section 16(a) filings on a timely basis.

                             BUSINESS RELATIONSHIPS

On May 1, 2002, Consumers sold its electric transmission system to Michigan Transmission Holdings, LLP, a non-affiliated limited partnership whose general partner is a subsidiary of Trans-Elect, Inc. A Trans-Elect, Inc. subsidiary provides interstate electric transmission service to Consumers pursuant to agreements entered into at the time of the sale. The rates and other terms of the service were approved by the Federal Energy Regulatory Commission prior to the sale and remain subject to the Commissions' jurisdiction. From May 15, 2002 until June 30, 2002, S. Kinnie Smith, Jr. served as Vice Chairman of Trans-Elect, Inc. Mr. Smith served as a director of Trans-Elect, Inc. since its organization in 1998. Mr. Smith resigned as Vice Chairman and director of Trans-Elect, Inc. upon becoming Vice Chairman, General Counsel, and a director of CMS. Mr. Smith owns 20,000 shares of Convertible Preferred A Stock of Trans-Elect, Inc., or approximately 10% of the outstanding voting securities of Trans-Elect, Inc. Mr. Smith also has an option to acquire an additional 250 shares of this security.

The Consumers electric transmission system was sold in a competitive bidding process to Trans-Elect, Inc's subsidiary for approximately $290 million in cash. Consumers did not provide any financial or credit support for the sale to Trans-Elect, Inc. As a result of the sale, Consumers experienced an after-tax earnings increase of approximately $17 million in 2002 due to the recognition of a $26 million gain on the sale. For the period from May 1, 2002 to December 31, 2002, Consumers paid a total of $56 million to Trans-Elect, Inc's subsidiary for electric transmission services.

                        BOARD AND COMMITTEE INFORMATION

The Board of Directors of CMS met 18 times and Consumers' Board of Directors met 14 times during 2002. All incumbent directors attended more than 75% of the board and assigned committee meetings during 2002.

The various standing committees of the Board of Directors are listed below. Each committee is composed entirely of outside directors other than the Executive Committee for which Kenneth Whipple serves as Chair. No inside directors served on any other committees during 2002, although Kenneth Whipple served on certain committees including the Executive Committee during the portion of the year prior to being elected Chairman and Chief Executive Officer at the time of the 2002 annual meeting.

From time to time, it is appropriate for the independent (outside) directors to meet with no inside director present.

                                AUDIT COMMITTEES

Members: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt, Michael
         T. Monahan, Joseph F. Paquette, Jr., Kenneth L. Way, and John B. Yasinsky.

Meetings during 2002: CMS 10 -- Consumers 9

The primary functions of these committees are to:

- Assure the integrity of CMS' and Consumers' financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls;

- Assure CMS' and Consumers' compliance with applicable legal requirements, regulatory requirements, and New York Stock Exchange rules;

- Appoint and terminate CMS' and Consumers' independent auditors;

- Assure the independent auditor's qualifications and independence;

- Review the performance of the internal audit function and independent auditors; and

- Perform their duties in a manner consistent with the Audit Committee Charter adopted by the Board of Directors. The Charter was restated in March 2003 and a copy as restated is attached to this proxy statement as Appendix A. The restatement was responsive to the requirements of the Sarbanes-Oxley Act of 2002, pending revisions to the listing standards of the New York Stock Exchange, and applicable rules and regulations of the SEC.

                      GOVERNANCE AND NOMINATING COMMITTEES

Members: John M. Deutch (Chair), James J. Duderstadt, Kathleen R. Flaherty, Earl
         D. Holton, Joseph F. Paquette, Jr., and Percy A. Pierre.

Meetings during 2002: CMS 4 -- Consumers 2

The primary functions of these committees are to:

Governance:

- Develop and recommend to the Board of Directors such corporate and Board governance principles as may be deemed necessary by the Committee to ensure that the Corporation effectively protects and enhances shareholder value;

- Monitor the practices of the Board of Directors to ensure compliance with the Corporation's corporate governance principles;

- Evaluate and review the performance of the Board of Directors as a whole in order to increase the overall effectiveness of the Board of Directors, and report the results of its evaluation to the Board of Directors annually; and

- Recommend ways in which the Board of Directors could improve its performance.

Nominating:

- Conduct continuing study of the size, structure, composition and compensation of the Board;

- Seek out possible candidates to fill Board positions, and aid in attracting qualified candidates to the Board;

- Recommend, prior to the solicitation of proxies, a slate of qualified candidates for election to the Board at any meeting of shareholders at which Directors are to be elected and, in case of a vacancy on the Board, a candidate to fill that vacancy. Such recommendations should consider the health, business judgment and attendance at meetings of Directors, distribution of ages and balance range of experiences, and other matters relevant to the appropriate representation of the interests of the shareholders in carrying out the Corporation's responsibilities to the public;

- Evaluate the performance of incumbent directors upon the expiration of their terms;

- Consider the nomination by any shareholder of a candidate for election as a director of the Corporation, provided that the shareholder has submitted a written request and related information to the Secretary of the Corporation on behalf of the Committee at the required time prior to any meeting of shareholders at which Directors are to be elected, together with the written consent of such person to serve as a director;

- Review periodically and recommend to the Board modifications, as appropriate, to the tenure policy; and

- Determine from time to time other criteria for selection and retention of Board members.

                    ORGANIZATION AND COMPENSATION COMMITTEES

Members: John B. Yasinsky (Chair), John M. Deutch, Earl D. Holton, Joseph F.
         Paquette, Jr., William U. Parfet, and Kenneth L. Way.

Meetings during 2002: CMS 5 -- Consumers 5

The primary functions of these committees are to:

- Annually review the Corporation's executive compensation structure and policies, including the establishment and adjustment of base salaries of executive officers, annual and long-term incentive targets for executive officers and incentive payments to executive officers consistent with the achievement of such targets, and produce an annual report on such compensation to shareholders in accordance with the rules and regulations of the Securities and Exchange Commission and other appropriate regulatory agencies;

- Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and set the Chief Executive Officer's compensation level based on this evaluation;

- Annually determine corporate financial and business goals and target awards pursuant to the Corporation's incentive plans, and approve the payment of cash performance bonuses to employees in the aggregate, consistent with achievement of such goals;

- Approve the grant of stock, stock options and other stock-based awards pursuant to the Corporation's incentive plans, and the terms thereof, including the vesting schedule, performance goals, exercisability and term, to the Corporation's employees, including officers;

- Review and recommend to the Board of Directors incentive compensation plans, equity-based plans, and tax qualified retirement and investment plans and amendments thereto, with the exception of certain amendments which are delegated to specified officers of the Corporation or administrators under the terms of the plans;

- Review and approve management proposals regarding other compensation and benefit programs, plans and guidelines;

- Annually review and advise the Board of Directors concerning the Corporation's management succession plan, including long-range plans for development and selection of key managers and plans for emergency succession in case of unexpected disability or departure of a senior executive officer;

- Review organizational and leadership development plans and programs, and programs designed to identify, attract and retain high potential employees;

- Perform such other functions as may be allocated to the Committee under the terms of the Corporation's employee benefit and executive compensation plans.

             ENVIRONMENTAL AND CORPORATE RESPONSIBILITY COMMITTEES

Members: Percy A. Pierre (Chair), James J. Duderstadt, Kathleen R. Flaherty,
         Earl D. Holton, Michael T. Monahan, and John B. Yasinsky.

Meetings during 2002: CMS 2 -- Consumers 2

The primary functions of these committees are to:

- Assure compliance with the Corporation's Code of Conduct Handbook and Statement of Ethics including approval of any waiver of the provisions applicable to directors and executive officers and receipt of periodic reports from the Chief Compliance Officer concerning compliance activities relating to the Handbook and Statement;

- Make recommendations to the Boards of Directors regarding significant environmental matters affecting CMS' and Consumers' operations;

- Advise the Boards on the adoption and evaluation of policies designed to maintain CMS' and Consumers' position of corporate responsibility;

- Review and monitor CMS' and Consumers' policies and objectives related to equal employment opportunity;

- Review CMS' and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters;

- Review CMS' and Consumers' policies related to contributions and support of charitable, educational and community organizations; and

- Report and make recommendations to the Board of Directors related to the foregoing;

                         FINANCE AND PENSION COMMITTEES

Members: Kenneth L. Way (Chair), James J. Duderstadt, Kathleen R. Flaherty,
         Michael T. Monahan, William U. Parfet, and Percy A. Pierre.

Meetings during 2002: CMS 3 -- Consumers 3

The Finance Committee reviews and makes recommendations to the Board concerning the financing and investment plans and policies of the Company.

The Committee has the authority, acting for and on behalf of the Board and consistent with the protection of the interests of investors, to consider and recommend to the Board as appropriate:

- Financing plans formulated by management, including those in strategic and operating plans;

- The financing terms of acquisitions, divestitures, joint ventures, partnerships, or combinations of business interests;

- Short- and long-term financing plans, including the sales or repurchases of common and preferred equity and long-term debt;

- Financial policies including cash flow, capital structure, and dividend;

- Risk management policies including foreign exchange management, hedging, and insurance;

- Investment performance, funding, and asset allocation policies for employee benefit plans and nuclear decommissioning trusts.

                              EXECUTIVE COMMITTEES

Members: Kenneth Whipple (Chair), John M. Deutch, William U. Parfet, Percy A.
         Pierre, Kenneth L. Way, and John B. Yasinsky.

Meetings during 2002: CMS 0 -- Consumers 0

The primary function of these committees is to:

- Exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards of Directors, subject to such limitations as are provided by law or by resolution of the Boards.

                               SPECIAL COMMITTEES

The standing committees listed above have ongoing, continuing duties. In addition, the Board within the past year established two special committees to address specific major issues facing CMS. Special committees do not have continuing duties; they exist only until they complete their specified duties. These two special committees are discussed below.

Special Investigative Committee

The Board established this special committee in May 2002 to investigate and evaluate the allegations and issues raised with respect to round-trip trading, including the reporting thereof and compliance with all applicable laws and regulations, and to prepare such reports and recommendations and to take such other actions in connection with its investigation as it deemed appropriate and in the best interests of the Corporation and its shareholders, in accordance with Michigan law. The members of the Special Investigative Committee were Kenneth L. Way, Chair; Kathleen R. Flaherty; Earl D. Holton; and Kenneth Whipple, who were wholly independent and had no personal or business connection or relationship with the Corporation other than in their capacity as directors of the Corporation, except that Mr. Whipple was elected as Chairman and Chief Executive Officer of CMS at the time of the 2002 annual meeting in May 2002, after the period during which the round-trip trading and reporting under investigation occurred. In June 2002, the Special Investigative Committee selected the law firm Winston & Strawn as independent counsel to help with the investigation.

On October 31, 2002, the committee and independent counsel completed their investigation and reported findings and recommendations to the Board of Directors. The Special Investigative Committee reported, based on extensive investigation, that the round-trip trades were undertaken to raise CMS Marketing, Services and Trading's profile as an energy marketer with the goal of enhancing its ability to market its services. The committee found no apparent effort to manipulate the price of CMS Common Stock or affect energy prices. The outside directors received $20,000 in either cash or CMS Common Stock, at their election, for their work on the Special Investigative Committee, paid in December 2002.

Special Litigation Committee

The Board established this special committee in December 2002 and confirmed its duties in January 2003. The purpose of the Special Litigation Committee is to investigate and evaluate the allegations and issues raised by a shareholder, requesting that CMS institute a derivative proceeding against certain of its directors and officers, and to prepare such reports and to take such other actions in connection with its reasonable investigation as it shall deem appropriate to make a good faith determination whether the maintenance of the derivative proceedings is in the best interests of CMS, in accordance with Michigan law.

The Special Litigation Committee was granted the full power and authority of the Board of Directors with respect to investigating, evaluating and taking action regarding the shareholder demand and the allegations and issues raised therein, including without limitation the power and authority to assert claims and to initiate and pursue litigation on behalf of CMS relating to such matters, to settle or compromise any such claim or lawsuit, and to seek dismissal of any related derivative proceeding pursuant to Michigan law. The Special Litigation Committee may make such reports of its determinations and actions to the Board of Directors or shareholders of CMS as it shall deem appropriate from time to time, but making such reports to the Board shall be at the option of the Special Litigation Committee, and all determinations made by the Special Litigation Committee pursuant to its authority shall be final, shall not be subject to review or approval by the Board of Directors and shall in all respects be binding upon CMS. The Board determined Michael T. Monahan and Joseph F. Paquette, Jr. to be disinterested directors under Michigan law and appointed Messrs. Monahan and Paquette to serve as members of the Special Litigation Committee. The Board also evidenced its expectation that Messrs. Monahan and Paquette would be designated as "independent directors" in accordance with Michigan law. The Special Litigation Committee is authorized to engage such experts and advisors, including its own independent legal counsel, as it deems necessary or desirable in order to assist it in the discharge of its responsibilities. The Special Legislative Committee selected the law firm of Jenner & Block to help with their investigation and evaluation. The Special Litigation Committee has not completed its investigation and evaluation as of the date of this proxy statement.

                           COMPENSATION OF DIRECTORS

Directors who are not officers of CMS or Consumers received in 2002 an annual retainer fee of $30,000, $1,500 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs received $1,000 for attendance at each committee meeting. These figures have remained unchanged for several years, and are relatively low by industry standards. The Board of Directors has set the same amounts for retainer and attendance fees to be paid in 2003. In 2002, all directors who were not officers of CMS or Consumers were granted 850 restricted shares of CMS Common Stock with a fair market value at time of grant of $15,563. These restricted shares must be held for at least three years from the date of grant. In 2003, the number of restricted shares to be granted to each continuing outside director will again be 850 shares. Because of the decline in the CMS Common Stock price, this will be a significant reduction in the dollar value of shares granted to these directors from prior years. This reduction reflects CMS' and Consumers' 2002 financial performance. Mr. Monahan and Mr. Paquette, the two outside directors who joined the Boards in December 2002, will each receive a restricted stock grant with a market value at the time of grant of $30,000. These two new directors' stock grants reflect the fact that it is increasingly difficult to attract highly qualified directors in today's business environment, especially given the relatively low retainer and fees received by CMS directors compared to comparable companies' directors. Providing these two individuals with newly issued shares of restricted stock rather than with cash helped enable CMS to attract two exceptional new directors while conserving much needed cash. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of CMS or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a director of CMS or Consumers who is not an officer may, at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, irrevocably elect to defer payment for that year, or a portion thereof, through written notice to CMS or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the director, to a time following the director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in CMS' Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside directors who retire with five years of service on the Board will receive retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired director. Outside directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers pay the premiums associated with participation by directors. The imputed income for the life insurance coverage in 2002 was: Messrs. Duderstadt, $741; Holton, $2,553; Monahan, $62; Paquette, $200; Parfet, $633; Pierre, $744; Whipple, $2,394; Yasinsky, $756; Deutch, $744; and Ms. Flaherty, $369. The imputed income for health insurance coverage in 2002 was: Ms. Flaherty, $5,267.

                             EXECUTIVE COMPENSATION

The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under CMS' Performance Incentive Stock Plan. The charts include the Chairman of the Board and Chief Executive Officer, the next four most highly compensated executive officers in 2002, the former Chairman of the Board and Chief Executive Officer, the former Chief Financial Officer, and the former President and Chief Executive Officer of CMS Oil and Gas Company.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                Compensation(1)
                                                                    ---------------------------------------
                                                                              Awards              Payouts
                                                  Annual            --------------------------   ----------
                                               Compensation         Restricted      Securities   Long-Term
                                         ------------------------     Stock         Underlying   Incentive     All Other
  Name and Principal Position     Year     Salary         Bonus     Awards(2)        Options     Payouts(2)   Compensation
  ---------------------------     ----     ------         -----     ----------      ----------   ----------   ------------
Current Officers
KENNETH WHIPPLE................   2002   $  639,060(4)   $      0    $      0              0      $      0     $        0
Chairman and CEO, CMS             2001            0             0           0              0             0              0
and Consumers                     2000            0             0           0              0             0              0
DAVID W. JOOS..................   2002      750,000             0     406,000(5)     165,000             0         15,000(6)
President and COO,                2001      637,500             0           0        100,000        35,907         19,125(6)
CMS and Consumers                 2000      508,333       326,510           0         32,000        98,233         15,250(6)
WILLIAM J. HAENER..............   2002      530,000             0     178,640(7)      82,500             0         10,600(6)
Executive Vice President          2001      509,167             0           0         40,000        26,930         15,275(6)
and COO - Natural Gas, CMS        2000      406,667       322,459           0         22,000        83,977         12,200(6)
CHRISTOPHER A. HELMS...........   2002      400,000             0      64,960(8)      34,000             0              0
President and CEO,                2001      386,042       134,300           0         16,000             0              0
CMS Panhandle Companies           2000      297,708       202,747           0         16,000             0              0
DAVID A. MIKELONIS.............   2002      355,000             0      56,840(9)      28,000             0          7,100(6)
Senior Vice President and         2001      355,000             0           0         14,000        17,978         10,650(6)
General Counsel, Consumers        2000      335,000       161,574           0         14,000        59,400         10,050(6)
Former Officers
WILLIAM T. MCCORMICK,
JR.(10)........................   2002      462,500             0           0         90,000             0      1,557,700(11)
Former Chairman and CEO,          2001    1,110,000             0           0        100,000       112,271         33,300(6)
CMS and Consumers                 2000    1,060,000       700,000           0        100,000       319,869         31,800(6)
ALAN M. WRIGHT(12).............   2002      291,667             0           0         45,000             0      1,177,500(13)
Former Chief Financial Officer,   2001      500,000             0           0         45,000        35,907         15,000(6)
CMS and Consumers                 2000      417,500       249,374           0         28,000        98,233         12,525(6)
BRADLEY W. FISCHER(14).........   2002      283,333       168,330           0         20,000             0      2,847,759(15)
Former President and CEO,         2001      383,333       257,400           0         41,000             0         11,500(6)
CMS Oil and Gas Company           2000      310,000       179,115           0         16,000             0          9,300(6)

 (1) Aggregate non-performance based restricted stock granted prior to 2002 held as of December 31, 2002 by named officers was: Mr. Whipple, 1,900 shares, with year-end market value of $17,936, and Mr. Haener, 636 shares, with year-end market value of $6,004. Regular dividends were paid on such restricted stock.

 (2) 2002 restricted stock awards granted July 31, 2002. These shares vest at a rate of 25% per year beginning July 31, 2004. The 2002 dollar values shown below are based on the July 31, 2002 grant date closing price of $8.12 per share.

 (3) Market value of CMS Common Stock paid under CMS' Performance Incentive Stock Plan for three-year performance periods.

 (4) Mr. Whipple's 2002 salary consisted of $2,125 in cash compensation and $636,935 in deferred compensation. The dollar value of the deferred compensation will be based on the future price of CMS Common Stock. Unless the stock price rises considerably from current (April 22, 2003) levels, the cash compensation eventually received by Mr. Whipple will be significantly below the $636,935 indicated above.

 (5) 50,000 restricted shares awarded to Mr. Joos.

 (6) Employer matching contribution to defined contribution plans.

 (7) 22,000 restricted shares awarded to Mr. Haener.

 (8) 8,000 restricted shares awarded to Mr. Helms.

 (9) 7,000 restricted shares awarded to Mr. Mikelonis.

(10) Mr. McCormick resigned as Chairman and CEO on May 24, 2002.

(11) $22,200 employer matching contribution to defined contribution plans plus $1,535,500 in separation payments.

(12) Mr. Wright resigned as Executive Vice President, CFO and Chief Administrative Officer on August 16, 2002.

(13) $8,750 employer matching contributions to defined contribution plans plus $1,168,750 in separation payments.

(14) Mr. Fischer resigned as President and CEO, CMS Oil and Gas Company on September 16, 2002.

(15) $8,000 employer matching contribution to defined contributions plans plus $2,839,759 in incentive and change-of-control payments resulting from the sale for over $1.3 billion in cash of substantially all of CMS Oil and Gas Company.

                            EMPLOYMENT ARRANGEMENTS

Agreements with the executive officers named above provide for payments equal to three times annual cash compensation if there is a change of control and adverse change of responsibilities, as well as payments equal to two times annual cash compensation if employment is terminated by the company, other than for cause, in the absence of a change of control. CMS and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability. CMS does not have a "poison pill" plan and is not considering the adoption of such a plan.

                             OPTION GRANTS IN 2002

                                  Number of Securities    Percentage of Total    Exercise                   Grant Date
                                   Underlying Options     Options Granted to     Price Per    Expiration     Present
             Name                       Granted            Employees in 2002       Share         Date        Value(1)
             ----                 --------------------    -------------------    ---------    ----------    ----------
Kenneth Whipple...............                0                     0                 --            --       $      0
David W. Joos.................           65,000                   4.4             $22.20       3-21-12        249,600
David W. Joos.................          100,000                   6.7               8.12       8-30-12        144,000
William J. Haener.............           40,000                   2.7              22.20       3-21-12        153,600
William J. Haener.............           42,500                   2.8               8.12       8-30-12         61,200
Christopher A. Helms..........           18,000                   1.2              22.20       3-21-12         69,170
Christopher A. Helms..........           16,000                   1.1               8.12       8-30-12         23,040
David A. Mikelonis............           14,000                   0.9              22.20       3-21-12         53,760
David A. Mikelonis............           14,000                   0.9               8.12       8-30-12         20,160
William T. McCormick, Jr......           90,000                   6.0              22.20       3-21-12        345,600
Alan M. Wright................           45,000                   3.0              22.20       3-21-12        172,800
Bradley W. Fischer............           20,000                   1.3              22.20       3-21-12         76,800

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying CMS Common Stock's volatility using weekly closing prices for a four and one half year period prior to grant date, the dividend rate, the term of the option, and the level of interest rates equivalent to the yield of four-year Treasury Notes. However, the Model does not take into account a significant feature of options granted to employees under CMS' Plan, the non-transferability of options awarded. For those options above with an expiration date of 3-21-12 (granted 2-22-02), the volatility was 32.44%, the dividend rate at the time was $0.365 per quarter, and the interest rate was 3.95%. For those options above with an expiration date of 8-30-12 (granted 7-31-02), the volatility was 40.81%, the dividend rate at the time was $0.18 per quarter, and the interest rate was 3.16%.

        AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTIONS VALUES

                                                                     Number of Securities     Value of Unexercised
                                     Shares Acquired     Value      Underlying Unexercised    In-the-Money Options
              Name                     On Exercise      Realized     Options at Year End       at Year End(1)(2)
              ----                   ---------------    --------    ----------------------    --------------------
Kenneth Whipple..................             0         $     0                  0                  $      0
David W. Joos....................             0               0            373,000                   132,000
William J. Haener................             0               0            234,500                    56,100
Christopher A. Helms.............             0               0             73,500                    21,120
David A. Mikelonis...............             0               0             78,000                    18,480
William T. McCormick, Jr.........        10,000          56,375            677,000                         0
Alan M. Wright...................             0               0            161,000                         0
Bradley W. Fischer...............             0               0             87,000                         0

(1) All options listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 2002 closing price of CMS Common Stock as shown in the report of the NYSE Composite Transactions ($9.44).

                               PENSION PLAN TABLE

The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under CMS' qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                   Years of Service
               --------------------------------------------------------
Compensation      15         20         25          30           35
------------      --         --         --          --           --
5$00,000....   $157,500   $210,000   $247,500   $  285,000   $  322,500
800,000....     252,000    336,000    396,000      456,000      516,000
1,100,000..     346,500    462,000    544,500      627,000      709,500
1,400,000..     441,000    588,000    693,000      798,000      903,000
1,700,000..     535,500    714,000    891,500      969,000    1,096,500
2,000,000..     630,000    840,000    990,000    1,140,000    1,290,000

"Compensation" in this table is the average of Salary plus Bonus, as shown in the Summary Compensation Table, for the five years of highest earnings. The estimated years of service for each named executive is: Mr. Whipple, 1.56 years; Mr. Joos, 31.33 years; Mr. Haener, 18.00 years; Mr. Helms, 16.99 years; Mr. Mikelonis, 35.00 years; Mr. McCormick, 27.20 years; Mr. Wright, 21.76 years; and Mr. Fischer, 10.40 years.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

                            Compensation Philosophy

CMS' executive compensation program is directed by a committee composed entirely of independent outside directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and compensation awards under long-term stock ownership programs. Such programs seek to enhance the profitability of CMS and, hence, shareholder value by aligning the financial interests of CMS' officers with those of its shareholders. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers.

Compensation for Mr. Whipple and the other executive officers consists of (i) base salary, which is intended to be at the competitive median of the amounts paid to executives with equivalent positions at other energy companies of comparable size, and (ii) substantial annual and long-term incentive compensation closely tied to CMS' success in achieving earnings, stock appreciation and other performance goals. The incentive program is also designed to be competitive with plans of other comparable energy companies and variable "at risk" compensation is intended to be above median in years when CMS exceeds its performance goals.

                              Annual Compensation

The Committee reviews the base salary of Mr. Whipple and the other officers and approves annual salaries for them based on industry, peer group, and national surveys and judgment as to the past and expected future contributions of each individual.

The annual incentive compensation (bonus) payment, if any, is based on CMS' success in meeting challenging earnings per share goals set by the Committee at the beginning of each year. In addition, individual performance goals are established for each executive officer for specific financial, operating and management achievements. Following the end of each year, the results on a corporate and individual basis are reviewed by the Committee to determine the appropriate awards. The Executive Incentive Compensation Plan has a threshold payout at 90% of the earnings per share goal and a maximum payout at 120% of goal. Under the Plan for 2002, CMS' performance did not achieve the minimum threshold of 90% of the earnings per share goal. Therefore, no payments were made under the Plan for any CMS corporate officers and the decision was made not to grant awards to any officers of subsidiary companies.

                             Long-Term Compensation

The last element of executive compensation considered by the Committee during each year is long-term incentive awards in the form of stock options and restricted stock awards under CMS' Performance Incentive Stock Plan, which has been approved by shareholders. The Committee believes such awards are desirable in encouraging CMS Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. Therefore, in 2002, the Committee decided to grant stock options with an exercise price equal to the CMS Common Stock market price on the date of the grant to the officers, including those shown in the above charts. Options have been granted annually, usually for approximately the same number of shares. The Committee believes grants should be made annually on a generally consistent basis. In determining grants, the Committee weighed a number of factors including prior grants and corporate performance. The Performance Incentive Stock Plan has no provision for the repricing of options, and CMS is not considering the adoption of such a provision. The Committee also awarded restricted stock which will vest at the rate of 25% per year after two years, with 100% vested after five years.

                           Compensation Deductibility

The Committee has reviewed CMS' compensation plans and the applicability of
Section 162(m) of the Internal Revenue Code and regulations thereunder dealing with federal income tax deductibility for compensation in excess of $1 million. The Committee believes that bonus awards under the Executive Incentive Compensation Plan and awards of stock options under the Performance Incentive Stock Plan are considered deductible compensation under the regulations under
Section 162(m), because they are based on pre-established performance goals and the plans have been approved by shareholders. Awards of restricted stock granted in 2002 may not be deductible under Section 162(m). The committee awarded this stock in order to ensure continuity of officer tenure over the next five years.

                            Compensation Consultant

In connection with its ongoing independent review of executive compensation, the Committee has retained Hewitt Associates, a recognized compensation and benefit consultant, to assist the Committee in evaluating the appropriateness and competitiveness of its compensation policies and programs.

Submitted by the Organization and Compensation Committee: John B. Yasinsky (Chair), John M. Deutch, Earl D. Holton, Joseph F. Paquette, Jr., William U. Parfet, and Kenneth L. Way.

                             AUDIT COMMITTEE REPORT

CMS' and Consumers' audit activities are directed by committees composed entirely of independent outside directors. The Committees are responsible for overseeing the preparation of external financial reports, the adequacy of internal audit controls, the audit process, the independence and performance of the independent auditors, and compliance with legal and regulatory requirements.

We have reviewed and discussed with management CMS' and Consumers' audited financial statements as of and for the year ended December 31, 2002.

We have discussed with the independent auditors of the 2002 financial statements, Ernst and Young, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Ernst and Young, LLP the auditors' independence.

We have considered the provision of all of Ernst and Young, LLP's services to CMS and Consumers in 2002 and the fees paid for all such services, and have concluded that all current arrangements are compatible with maintaining the independence of Ernst and Young, LLP.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Submitted as of March 27, 2003 by the Audit Committee: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt, Michael T. Monahan, Joseph F. Paquette, Jr., Kenneth L. Way, and John B. Yasinsky.

                              INDEPENDENT AUDITOR

Prior to 2002, Arthur Andersen, LLP had served as the independent auditor for CMS and Consumers for many years. In early 2002, however, the Audit Committee concluded that the ability of Arthur Andersen to continue as the Company's independent auditor had been adversely affected by well publicized recent developments involving Arthur Andersen and recommended to the Board of Directors the replacement of Arthur Andersen as CMS' independent auditor. On the recommendation of the Audit Committee, and after a thorough search, the Board of Directors on May 24, 2002, appointed Ernst and Young, LLP to replace Arthur Andersen, LLP as the independent auditor for CMS and Consumers for 2002. There were no disagreements between Arthur Andersen and CMS related to accounting principles or practices, financial statement disclosures, or auditing scope or procedure, and Arthur Andersen's reports on the financial statements of CMS and Consumers had contained no adverse opinions, disclaimers of opinion, modifications, or qualifications. The decision to replace Arthur Andersen was made strictly as a result of the significant difficulties that Arthur Andersen was encountering in matters totally unrelated to CMS.

In view of the fact that under the restated Audit Committee Charter and as required by the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder, the Audit Committee of independent directors is directly and solely responsible for the appointment and termination of the independent auditor, CMS is not requesting shareholders to ratify the Audit Committee's selection of an independent auditor for 2003.

                        INDEPENDENT AUDITOR COMPENSATION

                                   Audit Fees

The aggregate fees billed by Ernst and Young, LLP for professional services rendered for the audit of the CMS annual financial statements for the year 2002 and for the reviews of the 2002 quarterly financial statements were $2,452,800. The Consumers portion of this total was $490,000.

Additionally, the aggregate fees billed by Arthur Andersen, LLP for professional services rendered for the audit of CMS 2002 financial statements prior to departure of Andersen were $2,120,926. The Consumers portion of this total was $70,500.

Additionally, the aggregate fees billed by Ernst and Young, LLP for services rendered for the audit of restated CMS financial statements for the years 2000 and 2001 were $10,852,320. The Consumers portion of this total was $6,776,189.

                               Audit-Related Fees

The aggregate fees billed by Ernst and Young, LLP for audit-related services in 2002 were $130,297. The Consumers portion of this total was $25,138. These audit-related fees are charges for services traditionally performed by the independent auditor or that can only be performed by the independent auditor. Examples of audit-related services include accounting assistance on proposed financing transactions, review of documents filed with the SEC, and audits of benefit plans.

Additionally, the aggregate fees billed to CMS in 2002 by Arthur Andersen, LLP for audit-related professional services prior to the departure of Arthur Andersen were $552,771. The Consumers portion of this total was $47,000.

                                    Tax Fees

The aggregate fees billed by Ernst and Young, LLP for tax services in 2002 were $ 43,494. The Consumers portion of this total was $0.

Additionally, the aggregate fees billed by Arthur Andersen, LLP for tax services in 2002 prior to the departure of Arthur Andersen were $85,963. The Consumers portion of this total was $0.

                                 All Other Fees

The aggregate fees billed to CMS by Ernst and Young, LLP for services in the year 2002 in addition to those fees discussed above were $0. The Consumers portion of this total was $0.

Additionally, the aggregate fees billed to CMS in 2002 by Arthur Andersen, LLP for all other professional services prior to the departure of Arthur Andersen were $28,500. The Consumers portion of this total was $28,500.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CMS ENERGY CORPORATION, S&P 500 INDEX & DOW JONES UTILITY INDEX

                              [PERFORMANCE GRAPH]

                               INDEXED RETURN
                   ---------------------------------------
COMPANY/INDEX      1997   1998   1999   2000   2001   2002
-------------      ----   ----   ----   ----   ----   ----
CMS ENERGY         100    113     76     82     66     28
S & P 500          100    129    156    141    125     97
DOW JONES UTILITY  100    119    112    169    125     96

Total return assumes reinvestment of dividends.

Fiscal years ending December 31.

Assumes the value of the investment in CMS Common Stock and each index was $100 on December 31, 1997.

                        2004 PROXY STATEMENT INFORMATION

A shareholder who wishes to submit a proposal for consideration at the 2004 annual meeting pursuant to the applicable rules of the SEC must send the proposal to reach CMS' Corporate Secretary on or before December 24, 2003. In any event if CMS has not received written notice of any matter to be proposed at that meeting by March 8, 2004, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Mr. Michael D. VanHemert, Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

                                 OTHER MATTERS

The Board of Directors does not know of any other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. CMS has arranged for Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $20,000, plus incidental expenses. CMS may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders' recommendations will be provided to the Nominating Committees for consideration. The recommendations must be accompanied by the consent of each of the recommended nominees to act as a director. Shareholders should send their written recommendations of nominees to Mr. Michael D. VanHemert at his address noted above.

In some instances, only one annual report or proxy statement is being delivered to multiple security holders sharing an address unless the company has received contrary instructions from one or more of the shareholders. A shareholder wishing to receive a separate annual report or proxy statement can so notify the company at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting the company at Investor Services, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868.

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

                                    Purpose

The Audit Committee (the "Committee") shall provide assistance to the Board of Directors (the "Board") of CMS Energy (the "Company") in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to:

- the integrity of the Company's financial statements and financial information, the financial reporting process, and the system of internal accounting and financial controls;

- the performance of the Company's internal audit function and independent auditors;

- the evaluation of the independent auditor's qualifications and independence;

- the Company's compliance with its code of conduct and ethics policies and with legal and regulatory requirements; and

- the review of reports and certifications prepared by the Chief Executive Officer and Chief Financial Officer as required by the rules of the Securities and Exchange Commission (the "SEC").

                                  Organization

This charter governs the operations of the Committee. The Committee shall review and reassess the charter at least annually and obtain the approval of the charter by the Board.

The Committee shall be members of, and appointed by, the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory or other compensatory fee from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards, the Sarbanes-Oxley Act of 2002 and the regulations of the SEC.

All committee members shall be financially literate, and at least one member shall be an "audit committee financial expert," as defined by the SEC regulations. The Committee shall have the authority to provide the proper educational programs for its members to ensure the financial and accounting expertise that is expected of each committee member.

The Chairman of the Committee shall designate a person, who need not be a member, to act as secretary and to record the minutes of its proceedings, which shall be kept in accordance with the Bylaws of the Company. The agenda of each meeting will be prepared by the secretary at the direction of the Chair and, whenever reasonably practicable, delivered to each member before the meeting.

                                    Meetings

The Committee shall meet at least quarterly and shall have the authority to call meetings at its discretion and to invite officers and employees of the Company and independent auditors to attend.

As part of its responsibility to foster open and frank communications, the Committee shall meet with management, the Director of Internal Audit, and the independent auditors in separate private sessions to discuss any matters, issues or concerns that the Committee or any of these groups believe should be discussed.

The Committee will report its findings and conclusions at the next regularly scheduled meeting of the full Board. Any member may add relevant matters to the agenda by timely notice to the Chair.

                          Duties and Responsibilities

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound internal controls and business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to design internal controls or to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather, the Committee should maintain a healthy skepticism and pursue issues until the Committee is satisfied that they have received adequate information to make an informed judgment. In this regard, management is responsible for the preparation, presentation, and integrity of the Company's financial information, the design and implementation of an effective system of internal controls and the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditor is responsible for auditing the Company's annual financial statements and for reviewing the Company's unaudited interim financial statements.

The Committee shall be directly responsible for the appointment and termination (subject, if applicable, to shareholder ratification), compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditor regarding financial reporting. The independent auditors shall report directly to the Committee. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall approve all fees for such services and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation.

The Committee shall meet with the independent auditor prior to the audit to review the planning and staffing of the audit as well as compliance with appropriate audit standards.

The Committee shall receive regular reports from the independent auditor on the Company's critical accounting policies and practices, and all alternative accounting treatments permitted by generally accepted accounting principles.

At least annually, the Committee shall obtain and review the report by the independent auditors describing:

- The Company's financial reporting and accounting standards and principles.

- The Company's internal quality control procedures and an assessment of the effectiveness of the internal control structure and procedures for financial reporting.

- Any material issues raised by the most recent internal quality control review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

- The auditor's independence with respect to the Company. The Committee will discuss such reports with the independent auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor's independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

- The independent auditor's required communications contained within Statement on Auditing Standards No. 61 relating to the conduct of the audit.

In addition, the Committee shall review the experience and qualifications of the senior members of the independent auditor's team and set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

The Committee shall review the appointment, organizational placement, compensation and replacement of the Director of Internal Audit and the effectiveness and the appropriateness of the annual audit plan, the department's budget and the staffing of the Internal Audit Department. Additionally, the Chairman of the Committee shall be consulted before the appointment or removal of the Director of Internal Audit and the Committee shall approve the responsibilities and the reporting relationship of the Director of Internal Audit.

The Committee shall review significant Internal Audit Department reports or summary reports to management and management's responses. The Committee shall also review with the Director of Internal Audit any problems or difficulties the Internal Audit Department may have encountered or any restrictions on the scope of audit activities.

The Committee shall assess the extent to which the planned audit scopes of the Internal Audit Department and the independent auditors can be relied on to identify material or significant internal control weaknesses or fraud. The Committee shall review management's assessment of the effectiveness of financial reporting internal controls as of the end of the most recent fiscal year and the independent auditor's attestation report on management's assertion, all as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the regulations of the SEC. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial reporting internal controls, including the Company's policies and procedures to assess, monitor, and manage financial and business risk, and legal business conduct standards compliance programs.

In discharging its oversight role, the Committee shall have the resources and funding necessary to discharge its duties and responsibilities and is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee has the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Committee may direct any officer or employee of the Company and request any employee of the Company's independent auditors, outside legal counsel or other consultants or advisors to attend a Committee meeting or meet with any Committee members.

Prior to release, the Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

The Committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Annual Report on Form 10-K (and in the annual report to shareholders), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

The Committee shall review and approve procedures for the receipt, retention, confidentiality and treatment of complaints received by the Company regarding acts of fraud, accounting irregularities, financial reporting internal controls, or auditing matters.

The Committee shall review and investigate any matters pertaining to the integrity of Management, including conflicts of interest or adherence to standards of business conduct as required by the policies of the Company. This should include regular reviews of the compliance processes utilized by the Company.

The Committee shall receive and review corporate attorneys' reports of material contingent liabilities, evidence of any violation of securities laws or breaches of fiduciary duty and any other matters that may have a material impact on the financial statements of the Company, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

The Committee shall review periodically with management the Company's risk management policies, controls and exposures and advise the Board and management of its findings and any recommendations.

The Committee shall prepare its report to be included in the Company's annual proxy statement, as required by SEC regulations. The Committee shall approve, for inclusion in the Company's proxy statement, the recommendations for the appointment of the independent auditor.

The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

                                         /s/ Audit Committee Chairman

Revised March 28, 2003

[CMS ENERGY LOGO]


                               COMMON STOCK PROXY
             SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                                 OF SHAREHOLDERS

The undersigned appoints KENNETH WHIPPLE and MICHAEL D. VANHEMERT, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Potter Center, 2111 Emmons Road, Jackson, Michigan, at 10:30 AM on May 23, 2003 and at any adjournment or adjournments thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matter set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting; all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposal as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS.




                                        PLEASE VOTE, SIGN AND DATE THIS PROXY
                                        ON THE REVERSE SIDE.




                                        THANK YOU FOR YOUR PROMPT RESPONSE.

                        PLEASE VOTE, SIGN AND DATE BELOW

[ ] TO VOTE AS RECOMMENDED by the Board of Directors, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY. (No additional boxes need to be marked. If additional boxes are marked, this box will take precedence.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR  ITEM 1.

(1) ELECTION OF                             [ ] FOR all nominees listed below (except as indicated below)
DIRECTORS                                   [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

    (01) James J. Duderstadt, (02) Kathleen R. Flaherty, (03) Earl D. Holton, (04) David W. Joos, (05) Michael T. Monahan,
    (06) Joseph F. Paquette, Jr., (07) William U. Parfet, (08) Percy A. Pierre, (09) S. Kinnie Smith, Jr., (10) Kenneth L. Way,
    (11) Kenneth Whipple, and (12) John B. Yasinsky.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------
                                        PLEASE SIGN, DATE AND RETURN THIS PROXY.

                                        Signed _________________________________

                                        Dated ____________________________, 2003